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                                                           EXHIBIT NO. 99.16(a)

                                     FORM OF

                                 CODE OF ETHICS

      [Name of Fund] (the "Fund") has determined to adopt this Code of Ethics ("Code") with respect to certain types of personal securities transactions by officers and Trustees of the Fund which might be deemed to create possible conflicts of interest and to establish reporting requirements and enforcement procedures with respect to such transactions.

      I. Rules Applicable to Affiliated Officers and Trustees

         A. Incorporation of MFS' Code of Ethics.

            The provisions of the Statement of Policy on Personal Security Transactions of Massachusetts Financial Services Company [the parent of] the Fund's Investment adviser ("MFS") (the "MFS Code of Ethics"), which is attached as Appendix A hereto, are hereby incorporated herein as the Fund's Code of Ethics applicable to officers and Trustees of the Fund who are not Disinterested Trustees. A violation of the MFS Code of Ethics shall constitute a violation of the Fund's Code.

         B. Reports.

            Officers and Trustees of the Fund other than Disinterested Trustees shall file the reports required by the MFS Code of Ethics. Such filings shall be deemed a filing under this Code of Ethics and shall be available to the Fund upon request.

         C. Review.

            (1) Reports filed by officers and Trustees of the Fund other than
                Disinterested Trustees as required by the MFS Code of Ethics shall be reviewed as provided by the MFS Code of Ethics. Any facts that could give rise to a violation of the Code by any such individual shall be reported to the Secretary of the Fund. The Secretary of the Fund shall determine whether a violation of the Code may have occurred. Before making any determination that a violation has been committed by any person, the Secretary shall give such person an opportunity to supply additional explanatory material.

            (2) If the Secretary determines that a material violation of this
                Code has or may have occurred, he shall submit his written determination, together with the transaction report and any additional explanatory material provided by the individual, to the Chairman of MFS, who shall make an independent determination of whether a violation has occurred.

         D. Sanctions.

            If the Chairman of MFS finds that a material violation has occurred, he shall report the violation and any sanction imposed by MFS to the Trustees of the Fund. if a securities transaction of the Chairman of MFS is under consideration, another member of the Executive Committee of MFS shall act in all respects in the manner prescribed herein for the Chairman of MFS.

     II. Rules Application to Disinterested Trustees of the Funds.

         A. Definitions.

            (1) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Application of this definition is explained in more detail in Appendix B hereto.

            (2) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

            (3) "Disinterested Trustee" means a Trustee of a Fund who is not an
                "Interested Person" of the Fund within the meaning of the Investment Company Act.

            (4) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

            (5) "Security" shall have the same meaning as that set forth in
                Section 2(a)(36) of the Investment Company Act (in effect, all securities) except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

         B. Prohibited Purchases and Sales.

            No Disinterested Trustee of any of the Funds shall purchase or sell, directly or indirectly, any Security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase of sale:

            (1) Is being considered for purchase or sale by the Fund.

            (2) Is being purchase or sold by the Fund.

         C. Exempted Transactions.

            The prohibitions of Section IIB of this Code shall not apply to:

            (1) Purchases or sales effected in any account over which the
                Disinterested Trustee has no direct or indirect influence or control.

            (2) Purchases or sales which are non-volitional on the part of either the Disinterested Trustee or the Fund.

            (3) Purchases which are part of an automatic dividend reinvestment plan.

            (4) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            (5) Purchases or sales other than those exempted in (1) through (4)
                above which do not cause the Disinterested Trustee to gain improperly a personal benefit through his relationship with the Funds and are only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, and are previously approved by MFS' Legal Department, which approval shall be confirmed in writing.

         D. Reporting.

            (1) Whether or not one of the exemptions listed in IIC applies, every Disinterested Trustee of a Fund shall file with the Secretary of the Fund a report containing the information described in Section IID(2) of the Code with respect to transactions in any Security in which such Disinterested Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership of such Trustee, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a Trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee:

                (a) such Security was or is to be purchased or sold by the Fund
                    or

                (b) such Security was or is being considered for purchase or sale by the Fund;

                provided, however, that a Disinterested Trustee shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

            (2) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                (a) the date of the transaction, the title and the number of shares, and principal amount of each Security involved;

                (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                (c) the price at which the transaction was effected; and

                (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

            (3) Every report concerning a purchase or sale prohibited under
                Section IIB hereof with respect to which the reporting person relies upon one of the exemptions provided in Section IIC shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

            (4) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

         E. Review.

            (1) The Secretary of the Fund shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Fund to determine whether any transaction ("Reviewable Transactions") listed in Section IIB (disregarding exemptions provided by Section IIC (1) through (5)) may have occurred.

            (2) If the Secretary determines that a Reviewable Transaction may have occurred, he shall submit the pertinent information regarding the transaction to counsel for the Disinterested Trustees. Such counsel shall determine whether a material violation of this Code may have occurred, taking into account all the exemptions provided under Section IIC. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question.

         F. Sanctions.

                  If such counsel determines that a material violation of this Code has occurred, they shall so advise the Chairman or President of the Fund and an ad hoc committee consisting of the Disinterested Trustees of the Fund, other than the person whose transaction is under consideration, and shall provide the committee with a report of the matter, including any additional information supplied by such person. The committee may impose such sanction as it deems appropriate.

    III. Miscellaneous.

         A. Amendments to MFS' Code of Ethics.

            Any amendment to the MFS Code of Ethics shall be deemed an amendment to Section IA of this Code effective 30 days after written notice of such amendment shall have been received by the Disinterested Trustees of the Funds unless the Disinterested Trustees expressly determine that such amendment shall become effective at an earlier or later date or shall not be adopted.

         B. Records.

            The Funds shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

            (1) A copy of this Code and any other Code which is, or any time within the past fives years has been, in effect shall be preserved in an easily accessible place.

            (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

            (3) A copy of each report made by an officer or Trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

            (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         C. Confidentiality.

            All reports of securities transactions and any other information filed with any Fund pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

         D. Interpretation of Provisions.

            The Trustees may from time to time adopt such interpretations of this Code as they deem appropriate.